Annual Report

Cover Page

Name of issuer:

Eliot's Adult Nut Butters LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: OR

Date of organization: 10/24/2013

Physical address of issuer:

39 NE Thompson St.
Portland OR 97212

Website of issuer:

http://eliotsadultnutbutters.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$42,579.00	$87,500.43
Cash & Cash Equivalents:	$16,222.00	$49,190.12
Accounts Receivable:	$8,976.00	$18,640.71
Short-term Debt:	$87,643.00	$69,829.37
Long-term Debt:	$0.00	$84,886.00
Revenues/Sales:	$142,667.00	$252,904.94
Cost of Goods Sold:	$72,030.00	$149,633.82
Taxes Paid:	$0.00	$0.00
Net Income:	($40,099.00)	($50,298.93)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Eliot's Adult Nut Butters LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Michael Kanter	CEO	Michael's Adult Nut Butters	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Michael Kanter	Founder	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Michael Kanter	Michael Kanter owns 100% of the business as a Single Member LLC.	100.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Limited Operational History under current business model. There can be no assurances that the company will be able to achieve and sustain the necessary cash flow to conduct day to day operations.

Price fluctuations in nut and seed markets

No Assurance of Profitability. There can be no assurance that the Company will generate sufficient revenues to result in profitability.

While a shelf-stable product, growth will require us to tie more money up in inventory, leaving fewer funds available for operational expenses.

Product recalls can happen and may be a result of an issue down the supply chain that we couldn't account for but will still be liable. We are insured but a recall could be devastating for the business.

Disproportionate revenue among current customers. Even with comprehensive account managing, there can be no assurances that we will be able to sustain accounts which represent the highest proportion of income until new accounts are found and maintained.

Intense competition. Nut Butters are a rapidly growing and increasingly competitive market.

Speculative Nature of Investment. The ever-changing economy and state of markets generally reflect conditions in which competition, inflation, unemployment, increases in development, construction and operating costs and fluctuating interest rates may make investments in the Company more speculative than other types of investments.

Lack of liquidity. The time between which sales are generated and cash is received can potentially create a cash flow problem with fewer funds available for daily operations.

Forecasting growth can be tricky and may leave us with too much money tied up in inventory if not done accurately.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Personal HELOC loan to the business at 4.95% interest. Amount owed as of 07/23/2017 is $51,175.37. The line closes in 7 years if not paid off.

Second personal loan referenced is for $20,000. It is paid of in fixed weekly payments of $487.08

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
11/2017			$89,037	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Michael Kanter (CEO) has issued a personal HELOC loan to the business at 4.95% interest. Amount owed as of 07/23/2017 is $51,175.37. The line closes in 7 years if not paid off.

He also issued a second personal loan for $20,000. It is paid of in fixed weekly payments of $487.08

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a small batch, savory nut butter company delivering the most flavorful peanut butter you've ever had. We create high-quality, unique, and versatile nut butters that can be used not only in your classic PB&J but in your Asian stir-fry, your chicken glaze, homemade ice cream, and more. We're creating high-quality, chef-inspired nut butters that allow adults to indulge in a familiar food that also feeds their evolving tastes and demands.

We make grown-up flavors to capitalize on the fastest growing category in grocery: peanut butter. Two thirds of all peanut butter in the U.S. is consumed by adults—that's where we come in. We're tackling the $4B nut and seed butter industry by addressing the other half of your taste buds with savory, bold flavors. Thanks to our robust flavors, we've been named one of Food & Wine's "Must Buy Condiments" and are now in talks with Fred Meyer to add our nut butters to 186 more stores.

Milestones

Eliot's Adult Nut Butters LLC was incorporated in the State of Oregon in October 2013.

Since then, we have:

- $1 billion peanut butter industry; 2/3 of all peanut butter is consumed by adults.
- Winner of both the silver and bronze medals from the 2017 Specialty Food Association sofi awards in the nut and seed butter category.
- Sales partners include Safeway, Amazon, World Market, and Whole Foods.
- 50% wholesale margins.
- 2017 sales up 87% year over year and projected to be up 120%.
- Adding over 500 stores this year with brands like Fred Meyer, Albertsons, Fresh Market and Wegmans.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $142,667 compared to the year ended December 31, 2016, when the Company had revenues of $252,904.94. Our gross margin was 49.51% in fiscal year 2017, compared to 40.83% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $42,579, including $16,222 in cash. As of December 31, 2016, the Company had $87,500.43 in total assets, including $49,190.12 in cash.
- *Net Loss.* The Company has had net losses of $40,099 and net losses of $50,298.93 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $87,643 for the fiscal year ended December 31, 2017 and $154,715.37 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Eliot's Adult Nut Butters LLC cash in hand is $49,190.12, as of December 2017. Over the last three months, revenues have averaged $27,058/month, cost of goods sold has averaged $23,869/month, and operational expenses have averaged $15,146/month, for an average burn rate of $11,957 per month. Our intent is to be profitable in 12 months.

We boosted our inventory to account for new accounts in Q1 as well as brought on new Amazon and Outside sales teams to grow our sales. We've also lowered our overhead by moving out of our former warehouse.

Revenues will continue to go up as we've added no less then 100 more stores and Q1 for 2018 was our best Q1 yet, while Q4 2017 was our best quarter ever. All signs are for continued growth.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Michael Kanter, certify that:

(1) the financial statements of Eliot's Adult Nut Butters LLC included in this Form are true and complete in all material respects ; and

(2) the tax return information of Eliot's Adult Nut Butters LLC included in this Form reflects accurately the information reported on the tax return for Eliot's Adult Nut Butters LLC filed for the fiscal year ended 2016.

Michael Kanter
CEO

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://eliotsadultnutbutters.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4
- Financials 5
- Financials 6
- Financials 7

Appendix D: Director & Officer Work History

- Michael Kanter

Appendix E: Supporting Documents

- AdultNutButter_Operating_Agreement.doc.pdf


SPICY THAI

ELIOT'S ADULT NUT BUTTERS

Savory, specialty nut butters for grown-ups

$89,037 raised from **105** investors
Successfully Funded on Nov 22 2017

> *We are a small batch, savory nut butter company delivering the most flavorful peanut butter you've ever had. We create high-quality, unique, and versatile nut butters that can be used not only in your classic PB&J but in your Asian stir-fry, your chicken glaze, homemade ice cream, and more. We're creating high-quality, chef-inspired nut butters that allow adults to indulge in a familiar food that also feeds their evolving tastes and demands.*



Michael Kanter
CEO, ELIOT'S ADULT NUT BUTTERS

OUR AMBITION

We make grown-up flavors to capitalize on the fastest growing category in grocery: peanut butter. Two thirds of all peanut butter in the U.S. is consumed by adults—that's where we come in. We're tackling the $4B nut and seed butter industry by addressing the other half of your taste buds with savory, bold flavors. Thanks to our robust flavors, we've been named one of Food & Wine's "Must Buy Condiments" and are now in talks with Fred Meyer to add our nut butters to 186 more stores.

KEY FACTS

- $1 billion peanut butter industry; 2/3 of all peanut butter is consumed by adults.
- Winner of both the silver and bronze medals from the 2017 Specialty Food Association sofi awards in the nut and seed butter category.
- Sales partners include Safeway, Amazon, World Market, and Whole Foods.
- 50% wholesale margins.
- 2017 sales up 87% year over year and projected to be up 120%.
- Adding over 500 stores this year with brands like Fred Meyer, Albertsons, Fresh Market and Wegmans.

eliotsadultnutbutters.com *from Portland OR* COOKING FOOD RETAIL COOKING

Why I Like Eliot's Adult Nut Butters

I was referred to Eliot's Adult Nut Butters products by a trusted co-worker who said we had to bring them in. From the concept, to the packaging, to the flavors, I was very intrigued but the proof was watching our team taste and rave about each flavor. While we brought them on as a test in six of our stores, it wasn't long before the buyers of our remaining stores were clamoring to carry it in our remaining locations. I was thrilled to be the first grocery store to carry them and we proudly carry all five flavors in our 17 Portland area stores. It has been a pleasure to watch them grow in our stores and beyond and I'm confident they have a bright future ahead of them.



Chris Tjersland

PARTNER BRANDS DEVELOPMENT MANAGER AT NEW SEASONS MARKET

Some think of peanut butter as kids' stuff. But it's perfect for grownups, too, thanks to Portland's Eliot's Adult Nut Butters. The Spicy Thai peanut butter is a perfect dipping sauce for summertime salad rolls; Harissa Cashew Butter adds heat and complexity to wintertime stews. Our favorite is Espresso Nib Peanut Butter, great for cookies or brownie batter.

Grant Butler

The Oregonian

Eliot's Adult Nut Butters elevate a PB&J.

Ann Trieger Kurland

Boston Globe Correspondent

You'll Be Eating This! 5 Trends from the Fancy Food Show

Good-bye mermaid toast, hello ... coconut and chickpeas?! From artisan makers to food entrepreneurs, they were all there under one roof for the annual Summer Fancy Food Show in New York City. The show is the perfect venue to spot food trends

June 29, 2017 @ marthastewart.com

Grown-up peanut butter

Eliot's Adult Nut Butters elevate a PB&J. The grown-up line of peanut butter, made with dry-roasted peanuts from Georgia, comes in bold flavor combinations like spicy Thai or honey chipotle. Other choices are garam masala, the Indian spice mix

September 6, 2016 @ bostonglobe.com

51 best Oregon groceries that show why this is the tastiest place to eat

Head to your local grocery store, and you'll find all kinds of delicious Oregon-made products, including sauces, cheese and gotta-have-'em snacks.

September 1, 2016 @ oregonlive.com

Eliot's Adult Nut Butters

Savory-flavored nuts have been one of my go to snacks for as long as I can remember. As an aspiring chef I was trying to figure out a food business to start while munching on some cashews last summer. It dawned on me that there are mostly

August 5, 2016 @ marthastewart.com

Eliot's Adult Nut Butters | Feast Portland

Founded by aspiring chef Michael Kanter, Eliot's Adult Nut Butters started grinding savory nut butters in Portland in November 2013. These grown-up, small batch nut butters deliver the boldest flavors you have ever tasted. These updated nut butters

August 5, 2016 @ feastportland.com

THRILLIST

The Weirdest Foods From the Fancy Food Show

We thought they'd already done everything there is to be done with kale, but we were wrong. As a way to overcome some of her own food sensitivities, holistic nurse Brandy Chappell created these dairy-free, gluten-free, soy-free, nut-free, corn-free,

July 6, 2016 @ thrillist.com

FOOD BUSINESS NEWS

Six standout startups at Summer Fancy Food

by Monica Watrous NEW YORK - Among more than 2,670 exhibitors at the Summer Fancy Food Show, a handful of unique brands stood out. The 62 nd annual event, held June 26-28 in New York, drew more than 47,000 industry professionals to view the

July 5, 2016 @ foodbusinessnews.net

U.S.News & WORLD REPORT

Best Bites From the 2016 Summer Fancy Food Show

If you can't start your day with a cup of joe, why not smear your breakfast toast with a delicious nut butter that's been spiked with crushed coffee beans?

June 29, 2016 @ health.usnews.com

allrecipes.com

I'm So in Love with Exotically Flavored Eliot's Adult Nut Butters - Allrecipes Dish

Chef Michael Kanter started experimenting with savory nut butters in 2013 in the Eliot neighborhood of Portland, Ore., and a few short months later, the mom-and-pop operation introduced its fiery lineup of Eliot's Adult Nut Butters. It's blown up big

May 24, 2016 @ dish.allrecipes.com

FOOD&WINE

6 Must-Buy Condiments for 2016

Here are our favorite new condiments from 2015.

January 6, 2016 @ foodandwine.com

REALSIMPLE

6 Nut, Seed, and Cookie Butters You Need in Your Pantry

A partnership with Counter Culture Coffee gave rise to this not-too-sweet offering made from espresso, fresh-roasted almonds, raw wildflower honey, and sea salt. Slather on a toasted English muffin to get a jump on your daily grind. To buy: $13.95

August 11, 2015 @ realsimple.com

Peanut Butter All Grown Up

Eliot's Adult Nut Butters is dedicated to making exciting, bold flavors that you can't find anywhere else. Our nut butters go beyond the typical PB&J—allowing everyday cooks to get adventurous with flavors like Honey Chipotle and Garam Marsala.


ELIOT'S ADULT NUT BUTTERS
GARAM MASALA PEANUT BUTTER
HONEY CHIPOTLE PEANUT BUTTER
SPICY THAI PEANUT BUTTER
ESPRESSO NIB PEANUT BUTTER
SRIRACHA SUNFLOWER BUTTER
HARISSA CASHEW BUTTER
THE BOLDER NUT BUTTER

2/3 of Peanut Butter is Consumed by Adults

Although adults consume up to 66% of all peanut butter sold in the U.S., the $1 billion peanut butter industry hasn't adapted to address that. That's where we come in, with modern, chef-inspired flavors that have multiple use applications. Our nut butters are a great source of protein with no additives or preservatives—we use minimal ingredients for maximum flavor.


ELIOT'S ADULT
NUT BUTTERS
HARISSA
CASHEW BUTTER
THE BOLDER NUT BUTTER

6 Must-Buy Condiments for 2016

"We love this cashew butter because it can play double duty and go sweet or savory. The toasty cashew spread has a subtle hint of smoky chile heat, making it a killer swap for peanut butter in your next batch of cold peanut noodles."
- Food & Wine Magazine

We've Answered the Market's Demands

55%
of consumers want spreads with health benefits

36%
of consumers don't want additives or preservatives

22%
of consumers want more indulgent nut-based spreads

Use Eliot's Adult Nut Butters in Everything

"The butters are made with 100% American-grown peanuts, and are flecked with little flavor bombs."
- The Portland Monthly



Honey Chipotle Barbeque Chicken



Salty Golden Graham Smore's



Espresso Peanut Butter Ice Cream



Harissa Cashew Chicken Saute



Dark Chocolate Peanut Butter Cups



Pineapple Spicy Thai Peanut Noodles

We've Posted 12 Straight Quarters of Growth

Eliot's Adult Nut Butters started with a kooky idea and a blender, but today you can find our nut butters in 15 states and over 330 stores nationwide. With sales partners such as Whole Foods and Safeway, we've managed to grow our revenue both online and in-stores.



$375K
$300K
$225K
$150K
$75K
0
Projected 2017 Revenue: $312,000
2017 Revenue (Jan - Jul): $150,000
2014
2015
2016
2017
Annual Revenue

50%
Wholesale Margins

141
Stores So Far

56%
Gross margins in 2017

Distributing in 330 Stores So Far

"Among the more than 2,670 exhibitors at the Summer Fancy Food Show, a handful of unique brands stood out, and Eliot's was one of our six standout brands at the Summer Fancy Food Show in NYC."
- Food Business News

WHOLE FOODS MARKET

WILLIAMS-SONOMA

amazon

FOOD52

NORDSTROM

We're in Talks to Add Over 200 More Stores this Year
and Increase our Internet Retail and Private Label Partners.

Your Investment Will Help Us Expand

We've proven that people love our nut butters and the market is ripe and growing. Now, we need to expand our capacity and production to nail new, bigger partners. Our vision is to have Eliot's Adult Nut Butters in every kitchen cupboard. Here's how your investment will help:



Expand Our Network

We've worked hard to create new flavors. Now, we need to expand our broker and sales network.



Web Marketing & Sales

We'll optimize our web page for online sales and increase social media presence to get new customers and press.


ELIOT'S ADULT
NUT BUTTERS
SPICY THAI
PEANUT BUTTER
THE BOLDER NUT BUTTER

Single Serving Packages

Justin's Peanut Butter was acquired by Hormel for $286M. What set Justin's apart was their squeezable, single-serve packges.



Large Partnerships

We're currently in talks with several large distributors, but we need the capital to ramp up our production numbers.

Help Us Spread the Love

Since you're reading this, you've probably pondered the question, what makes an adult nut butter? You certainly couldn't be faulted if your mind wandered to a place other then grown-up, savory flavored nut butters. Buyers and customers alike have the same curiosity sparked. The "adult" part of our name is the hook, the crux, and the overarching concept that drives my vision and growth at Eliot's Adult Nut Butters.

The concept was born sitting at my computer pondering a software business idea, eating a bag of spicy cashews when the question occurred to me, why aren't there savory flavors of nut butters? With a background as an aspiring chef, I bounded downstairs to my kitchen, poured the nuts in the food processor, and was pleasantly surprised that they were delicious before and after being turned into a nut butter. While this discovery was quite exciting, the question remained, does anyone want or like savory flavored nut butters?

SHOW MORE

Founder



Michael Kanter

CEO

Michael has extensive work experience in the food industry, from line cook to founding cook to produce specialist at Whole Foods.

Raised $89,037 From 105 Investors

Ken Stewart
Small Business Owner, Off Road and Shooting Enthusiast in Chandler, AZ

Aviva Sherman Boggs

Jonathan Anders
Engineering Research Ace

Mark Lee Adleman
BBA from University of Texas 1972. Naval Officer 1972-75. Various Purchasing jobs Houston TX for 30 yrs. Home Brewer-member Austin Zealots Homebrew club.

Patricia Arnold Carney

John Deniston
Ideas Guy. Stanford MBA. Military Veteran.

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: How did you come up with the idea of savory nut butters?

EA: The concept behind Eliot's Adult Nut Butters is savory nut butter flavors for "grown ups". I worked in the restaurant industry for a good five years as an aspiring chef. Through the process, I realized that I really wanted to start my own business and that a restaurant was just one way of doing that. While I was trying to figure out what to do as an alternative to opening a restaurant, I was sitting at my computer eating some of my favorite snacks, which are just different flavored savory nuts; like tamari almonds and curry cashews. I was eating some spicy cashews and it dawned on me: "Why aren't there savory flavors of nut butter?" I started Googling for products and realized that there really is nothing out there on the market. So, I thought it was either a stupid idea, or nobody was doing it. I went downstairs, threw my nuts in the food processor, and they were pretty darn tasty.

To me, the real value is its high versatility and reusability. If you go to the store and buy a jar of peanut sauce, what do you do with it after making noodles? You'd probably wait until a month or two later when you're ready to make noodles again. Our nut butters are shelf-stable products, that can be put back in your cupboard and pulled out again when you want a snack later in the week.

WF: What's the market for nut butters?

EA: Peanut butter is a billion-dollar category in the US. In the US, about two thirds of peanut butter is consumed by adults. The nut and seed butter category is a four-billion-dollar category, and they're both, when I started, some of the fastest growing categories in grocery. They're still growing quite well. While there are plenty of peanut butter and nut butters that adults currently eat, I felt like there was nobody doing adult-targeted "grown up" flavors. We've seen other staple food categories with modern twists like Kettle chips who are adding all kinds of interesting flavors that appeal to our evolving tastes. We wanted to see if we could target adults who were looking for more interesting flavors, and make our products into something that people want to buy on a regular basis. We call ourselves grown up savory flavors, but we want to be known as the "grown up" brand of nut butter and the "go-to" for interesting flavors of peanut butter and other nut butters.

WF: When did you guys get started?

EA: I came up with the idea in July of 2013. We had our first jars for sale in November 2013, and worked two holiday shows in December as our proof of concept in that same year. In Seattle, we met and exceeded our sales goals, then at the show in Portland, I met a buyer from a local chain who set up a meeting in January 2014. A month later, we were in 6 of their stores. We hit the ground running ever since, or as I say, “run, crawl, walk, sprint, jog, all at the same time.”

WF: How do consumers use your products?

EA: We have four peanut butters: Spicy Thai, Honey Chipotle, Espresso Nib, and a Garam Masala Peanut Butter. We also have a Harissa Cashew Butter. Peanut butter and jelly is not the same once you've had a Honey Chipotle Peanut Butter and jelly, or Spicy Thai Peanut Butter and jelly. The fun part, and the advantage we have over some of the sweet flavors other there, is the versatility of our products. The Spicy Thai, for example, has a recipe on the jar for peanut noodles. Grab our peanut butter, a little soy sauce, a little water, noodles, chicken, vegetables, and boom! You've got dinner in ten, fifteen minutes. Make some grilled chicken and put some honey chipotle on it, or make some peanut butter cookies with the Espresso Nib. They can make smoothies or put it in a stir fry.

WF: How has the business evolved over the years?

EA: We started with the three original flavors in 2013: Spicy Thai Peanut Butter, Garam Masala Peanut Butter, and Honey Chipotle Peanut Butter. In February 2014, we were in six stores of a local chain which, at that time, had thirteen stores, and now they have eighteen stores and we're in seventeen of their eighteen stores.

In May of the same year, we on-boarded with Whole Foods in the Portland area, and that has helped us increase our presence. Now we're in Whole Foods of the Pacific Northwest. In the summer of 2014, we ran a Kickstarter campaign with the goal of $10,000, and we tipped at $11,400. We received 200+ new customers from that as well. In the end, we had around 227 contributors and the vast majority were people that I didn’t even personally know. A buyer from Williams-Sonoma got the ball rolling, so during the holiday season in 2015, we did a holiday gift pack trio with them that launched in all 250 of their stores. We launched our newest flavor, the Espresso Nib Peanut Butter, then.

WF: How are you building your brand?

EA: A lot of our success so far stems from the fact that we have an authentic brand. Consumers connect with the fact that our jars have only 3-7 ingredients. A lot of people want high quality, clean products so that they can identify what they're eating. Right now, we are a small batch producer but we hope to use part of the capital we raise to set things up with a co-packer.

The story we're trying to tell is that we have the most interesting and unique flavors without the downside of using a bunch of artificial ingredients. No added oil, no preservatives, and no stabilizers--just minimal high-quality ingredients that people can identify.

WF: How are you different from your competitors?

EA: First of all, many of our competitors add oil to their product, specifically palm oil. Palm oil can easily destroy rainforests and there are supposedly ways to produce it more sustainably, but the question that I like to pose to consumers is, "Why? Even if you can do it sustainably, who cares?" It doesn't make the product taste better; it's just the filler--a stabilizer that I don't think anybody needs. Why do I need sunflower oil in my peanut butter? A lot of people are almost impressed with how much our butter tastes like peanut butter. That’s because it is peanut butter, with no added stuff in there to take away from the taste, or dilute the quality.

Another thing that we're looking into, which is another component that could be part of our capital raise, is single-serving packets in 1 or 2 oz packaging. The only problem is that nobody in the market right now is doing any kind of sustainable packaging. It's all just throw-away foil that's not recyclable. We're trying to stay true to our goal and our mission first, which is what really differentiates us from other squeeze packs. We care about the product and its impact on a global scale.

WF: What's your mission?

Our mission is to make a high quality nut butter that we feel is ultimately making the earth a better place, whether that's through paying our employees fair wages or through using sustainable, eco-friendly packaging. You can recycle plastic but it's never going anywhere; all we can do is keep recycling it. We want to make great, clean, high quality products that we can feel proud of.

WF: What are your margins?

EA: Right now for wholesale, our gross margin is between 48% - 53% for our products. Compared to some other peanut butter companies whose margins are more in the range of 25-30%, I'm feeling pretty good about our margins. There are aspects of the jar costs that may go up slightly compared to what it is now, but we will also gain in scale. By working with the co-packer, who brings in truckloads of peanuts on a daily or weekly basis, we receive volume discounts for the peanuts. As we expand production, we'll also be able to shave off pennies on jars, labels, lids, and packaging.

WF: What is the process like when you are convincing distributors to take on your product?

EA: There is a chicken-or-the-egg component to this. First of all, stores and distributors constantly need new products because consumers want new products. Stores want people to keep coming back and if people don't feel there are new products, they start to want to look for other things. If you look at the largest consumer packaged goods companies they have their core 20 items that are the biggest percent of their business, but they turn a ton of new products every year because they've got to keep people paying attention to them. A big in to the system is a need for new and interesting products. The challenge also lies in the fact that stores might only work with a particular distributor. So if I'm working with a different distributor, I've got to get both distributors working together.

Some of what we need capital for is to feel more comfortable to just pay to go to a lot of the trade shows that are critical, that we're connected to, because that's both where you meet the stores and meet the distributors, and there's a lot of room for synergy between the two parties.

WF: What is the pitch that you come in with? Is it a numbers thing, or is it just your general product pitch that they think might work? Is there a trial period, which then once that goes well it gets approved to a wider roll out?

Store side is just finding who the buyer is for each chain or store and there's different processes for each chain of where to meet that person and getting them a pitch. Sometimes it's more formal, here is the power point, here is our story, here's why you're going to want us on your shelves, here's the press we've gotten.

WF: What are the variables that you can use to generally influence that buying decision?

EA: For our category, a good thing for us is that a lot of the stores are looking for products that they think are unique but also have potential to move, and then there's evaluating their set. I can show them the numbers of how we did in Portland, but in LA, it doesn't mean a whole lot, other than to say there's more people. A lot of it is them evaluating, okay well we have 100 slots, I have two flavors that are slow movers, but take up eight slots so maybe I'll give you four of their eight, they'll still get four slots and we'll test it out and see. That's often the simplest way it works. There's other things related to slotting fees and other stuff that some stores request or free fills. For our specific part of the store, there's ultimately either a longer or shorter test that they'll do in different ways. Then it's either, alright we'll put you in and see how you do after 6 months or a year, or let's put you on an end cap for a month or two and see how that goes.

WF: How many stores have decided to actually take you on, and at varying degrees of a scale, what does that look like?

EA: The small examples are, we started in six New Seasons, and now we're in all of their Portland area stores. We started in two Whole Foods, now we're in twelve in the Portland/Seattle area. Every chain is a different game, because Whole Foods is so big, you go store to store, or regional, but there's also the different regions. There's QFC that we work with, and we did a test where we sold out at a couple stores. They told us that they want to bring us in and put us in the peanut butter set. We have literally thrown it on the shelf at some places, then showed up a couple months later and realized that it had already sold. Other places, that doesn't inherently work. That's why we need people to build brand awareness.

As long as we have some sort of sampling program, in every chain that we do, we find that we tend to be successful enough that stores want to keep doing it. Part of that isn't even just the commitment of stores, part of that battle is just getting the shelf space. Then, you have to show the stores that you're going to move product or else they're just going to replace you. They want to see a commitment from you, the company, that you're not just dumping product on them and hoping that they sell it. We want to set ourselves up for success.

WF: Can you tell us about the team? The team of management, what your backgrounds are, and what you've worked on before this.

EA: I'm the founder and head of the company. I have a degree in political science, but more importantly, I spent a good five years working my way up in restaurants as an aspiring chef. After that, I spent a year working at Whole Foods, at the time not knowing that I was going to start a food business. I was working in grocery but during my time there I certainly learned a lot about the under workings of Whole Foods.

I have a full time sales production fulfillment person; his background is in sales in restaurants and other arenas. Our advising team made up of a VP at Unify, which is one of the largest natural foods distributors, a CFO who has experience in a number of startups in the bay area as well as Portland, and someone who worked at US Foods who has legal counsel for their ethics department, and has a lot of good connections and a lot of good perspectives for business.

WF: What are some things you have done, and what do you still need to do to keep the company moving forward?

EA: We need to keep moving into the bigger chains, definitely. We also need to figure out what the actual costs are for putting boots on the ground to drive people through the stores. We have a small model of success and we continue to get press, so a lot of it is just leveraging these things and optimizing our marketing and optimizing influencers to get our brand out there more, because that's ultimately how we're going to build confidence in the product.

We feel good that some important players like Whole Foods and Williams-Sonoma have already taken us on. We really need capital and more data to show the growth potential so that even more high-level influencers show interest.

The good news is that we're in the Northwest, which is a great place for us to be, but we're a small part of the country. We have a store in the Oakland area that is one of our better stores. Part of it is just related to volume, but also it's a good fit for us. The larger market in the Bay area is great potential for massive growth. We have our existing following, but it's a smaller, more price sensitive market. It's a balance that we are trying to straddle, specialty as well as grocery.

WF: Is there anything else you would like for people to know?

EA: We've got two more flavors in the works. We're going to add a sunflower and almond butter relatively soon. This will help round out our set. We also have a couple private label opportunities, one that's actually happening, though it's unclear on the growth potential with that, and then a couple other ones that may be smaller but present intriguing opportunities.

We've conducted some tests on the food service side of the business, just having restaurants use the peanut butter. We're going to start kicking the tires more on exploring that channel for growth, which is also something that I think a lot of our competitors are unable to do. We present more culinary opportunities than just plain peanut butter, or even some of the other flavored ones.

Those are the couple areas of growth that we're just starting to get into. We're not just relying on grocery stores, even though that will be our primary sales channel. There are other platforms for growth online and that's one of the places we're seeing growth. Doing more web optimization and getting ourselves out there more will increase our sales.

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Hardik Shah Sep 10

Seems like a great product and good packaging! Could you provide rough estimate on if I invest $1000 - how long would it take for that $1500 to come back to me using 5% of revenue ?



Michael Kanter CEO FOUNDER Sep 11

Thanks for the interest and reaching out.

I've run models that come out in the following bands. If we were to grow at annual rate of 20% it would take about 7 years to pay it back. If we grow at an annual rate of 60% it would take about three years.

60% growth may seem optimistic but the way industry works, we are going to start getting into more and more chains where we'll go from zero of their stores to 168. I have every reason to believe that by the end of 2018 we'll be in at least 1000 stores(which is at minimum 185% growth) based off of accounts in the pipeline and because we've only just started to work with two larger distributors that rapidly accelerate our growth.

Of course there are no guarantees but I'm hoping and think its realistic that in less then 4 years, it'll all be paid off, and hopefully sooner.

LIKE

Alan Jacobson INVESTOR Sep 7

Hi, I'm in, just invested and may do more. Your product sounds great and your numbers are quite reasonable (not a lot of debt, manageable losses, good growth). Quick questions: 1. What is your current agreement with the stores above, specifically Whole Foods, Safeway, and Nordstrom. Are you being trialed in a certain geography or number of stores, and if so, are they assessing you for wider distribution? 2. What is your burn rate and what is your runway assuming a minimum raise here? 3. Who is helping you with operations - who is doing marketing, SEO, etc. Thanks! Alan



Michael Kanter CEO FOUNDER Sep 7

Alan,

Thank you for your investment and for the thoughtful questions.

1. Safeway is one of our biggest growth opportunities as we are currently trialing in about 100+ stores exclusively in the Pacific Northwest. We just started a couple months ago so its still very new though its been fun as we're getting more people posting on social media about discovering our company at Safeway.
We actually are using a smaller distributor to fulfill these orders but we recently started working with KeHE which is Safeway's national distributor which could be a massive growth opportunity. KeHE has also pitched us to Albertsons(Safeway's parent company) and we've been in talks with them independently. Whether we're ever in all 2200 of their stores, time will tell, but it's a real chance to increase our reach and volumes dramatically.
We've also tested and them expanded into all the QFC stores which is a subsidiary of Fred Meyer which is owned by Kroger. We're in talks to go into all 186 Fred Meyer stores which is also a spring board into even more Kroger locations(2800 locations)
Whole Foods we've been testing in the PNW which is their smallest and toughest region to succeed. We're optimistic about our long term prospects and have had interest from their NE and Mid-Atlantic buyers.
Nordstrom was one time project that was a success and they may revisit working with us in the future.
2. Our burn rate is about $8,000 a month. Assuming we max the raise, it should give us runway for at least 10 months if not a year. I just secured a 75k line of credit with my nut broker which frees up our capital to chase larger and larger orders while not trying up our in our largest expense. At a minimum raise level, our runway gets shorten to 3-6 months if I don't secure outside capital.
3. I currently have a full-time warehouse/production manager who helps with order fulfillment, managing Amazon and some sales. I'm in charge of our marketing and online presence. I'm currently in a program with Google where they are providing ongoing consulting at no cost to me, to optimize adwords and online shopping with them. I have advisors with backgrounds as CFOs, OPs, Founders, and marketing who I consult with. The goal of this capital is to work with existing partners and the sales people who want to go sell our products in new markets and regions.

I hope that wasn't too long winded but happy to answer any and all questions.

Thanks,
Michael

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NUT BUTTERS
HARISSA CASHEW BUTTER
THE BOLDER NUT BUTTER

ELIOT'S ADULT NUT BUTTERS

2017 Report

Dear investors,

Eliot's Adult Nut Butters continues to grow. 2017 was our best sales year yet with two of our strongest quarters ever and several key accounts coming online. Additionally Q1 2018 has already started our year strong with our best Q1 ever and have commitments to add no less then 100 stores in Q2 which will bring our store count above 500 stores. We continue to get good press, have growing interest in our squeeze packs which we hope to release later this year. All signs are more growth, excitement and opening sales in new regions of the country. Online sales to our website are up 125% in 2018 and Amazon sales are also up 47%. We're looking forward to a great year with lots of sales and great opportunities ahead.

We need your help!

Need help with building the organizational structure and systems of the business. Financial planning will help better set us up for success. We continue to have a great product but without a strong financial footing it can be difficult to make sure we are always making the best financial decisions for the business. Also need to grow our store count as we're clearly a volume business and the more stores were in the more sales volume we will do.

Sincerely,

Michael Kanter
CEO

Our Mission

We make grown-up flavors to capitalize on the fastest growing category in grocery: peanut butter. Two thirds of all peanut butter in the U.S. is consumed by adults—that's where we come in. We're tackling the $4B nut and seed butter industry by addressing the other half of your taste buds with savory, bold flavors. Thanks to our robust flavors, we've been named one of Food & Wine's "Must Buy Condiments" and are now in talks with Fred Meyer to add our nut butters to 186 more stores.

See our full profile

How did we do this year?

Report Card

A-

The Good

Landed Safeway in the Pacific Northwest to add over 100 new stores in Oregon, Washington and Alaska.

Added Central Market in Texas which is a well regarded that also started us in KeHE in order to get national distribution.

Sales up year over year almost 80% with two of our best quarters ever, and quarter over quarter growth.

The Bad

Some of our COGS went up instead of down, which hurt our margin

Being bootstrapped and cash poor at times prevented us from making the most strategically advantageous decisions

Two out of our seven flavors haven't proven they can sell and we'll need to decide how to proceed.

2017 At a Glance

January 1 to December 31


$$$$

$142,667 [44%]
Revenue



-$40,099
Net Loss


IOU!

$87,643 +26%
Short Term Debt



$0
Raised in 2017



$49,190
Cash on Hand
As of 12/31/17



6
Months of Runway
As of 12/31/17

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a small batch, savory nut butter company delivering the most flavorful peanut butter you've ever had. We create high-quality, unique, and versatile nut butters that can be used not only in your classic PB&J but in your Asian stir-fry, your chicken glaze, homemade ice cream, and more. We're creating high-quality, chef-inspired nut butters that allow adults to indulge in a familiar food that also feeds their evolving tastes and demands.

We make grown-up flavors to capitalize on the fastest growing category in grocery: peanut butter. Two thirds of all peanut butter in the U.S. is consumed by adults—that's where we come in. We're tackling the $4B nut and seed butter industry by addressing the other half of your taste buds with savory, bold flavors. Thanks to our robust flavors, we've been named one of Food & Wine's "Must Buy Condiments" and are now in talks with Fred Meyer to add our nut butters to 186 more stores.

Milestones

Eliot's Adult Nut Butters LLC was incorporated in the State of Oregon in October 2013.

Since then, we have:

- $1 billion peanut butter industry; 2/3 of all peanut butter is consumed by adults.
- Winner of both the silver and bronze medals from the 2017 Specialty Food Association sofi awards in the nut and seed butter category.
- Sales partners include Safeway, Amazon, World Market, and Whole Foods.
- 50% wholesale margins.
- 2017 sales up 87% year over year and projected to be up 120%.
- Adding over 500 stores this year with brands like Fred Meyer, Albertsons, Fresh Market and Wegmans.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $142,667 compared to the year ended December 31, 2016, when the Company had revenues of $252,904.94. Our gross margin was 49.51% in fiscal year 2017, compared to 40.83% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $42,579, including $16,222 in cash. As of December 31, 2016, the Company had $87,500.43 in total assets, including $49,190.12 in cash.
- *Net Loss.* The Company has had net losses of $40,099 and net losses of $50,298.93 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $87,643 for the fiscal year ended December 31, 2017 and $154,715.37 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Eliot's Adult Nut Butters LLC cash in hand is $49,190.12, as of December 2017. Over the last three months, revenues have averaged $27,058/month, cost of goods sold has averaged $23,869/month, and operational expenses have averaged $15,146/month, for an average burn rate of $11,957 per month. Our intent is to be profitable in 12 months.

We boosted our inventory to account for new accounts in Q1 as well as brought on new Amazon and Outside sales teams to grow our sales. We've also lowered our overhead by moving out of our former warehouse.

Revenues will continue to go up as we've added no less then 100 more stores and Q1 for 2018 was our best Q1 yet, while Q4 2017 was our best quarter ever. All signs are for continued growth.

Net Margin: -28%

Gross Margin: 50%

Return on Assets: -94%

Earnings per Share: -$Inf

Revenue per Employee: $71,334

Cash to Assets: 38%

Revenue to Receivables: 1,589%

Debt Ratio: 206%

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We ❤ Our
97 Investors

Thank You For Believing In Us

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Thank You!

From the Eliot's Adult Nut Butters Team



Michael Kanter
CEO

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Michael Kanter	CEO @ Michael's Adult Nut Butters	2013

Officers

OFFICER	TITLE	JOINED
Michael Kanter	Founder	2013

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Michael Kanter		100.0%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

Michael Kanter (CEO) has issued a personal HELOC loan to the business at 4.95% interest. Amount owed as of 07/23/2017 is $51,175.37. The line closes in 7 years if not paid off.

He also issued a second personal loan for $20,000. It is paid of in fixed weekly payments of $487.08

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Forecasting growth can be tricky and may leave us with too much money tied up in inventory if not done accurately.

Product recalls can happen and may be a result of an issue down the supply chain that we couldn't account for but will still be liable. We are insured but a recall could be devastating for the business.

Lack of liquidity. The time between which sales are generated and cash is received can potentially create a cash flow problem with fewer funds available for daily operations.

Speculative Nature of Investment. The ever-changing economy and state of markets generally reflect conditions in which competition, inflation, unemployment, increases in development, construction and operating costs and fluctuating interest rates may make investments in the Company more speculative than other types of investments.

Intense competition. Nut Butters are a rapidly growing and increasingly competitive market.

Disproportionate revenue among current customers. Even with comprehensive account managing, there can be no assurances that we will be able to sustain accounts which represent the highest proportion of income until new accounts are found and maintained.

While a shelf-stable product, growth will require us to tie more money up in inventory, leaving fewer funds available for operational expenses.

No Assurance of Profitability. There can be no assurance that the Company will generate sufficient revenues to result in profitability.

Price fluctuations in nut and seed markets

Limited Operational History under current business model. There can be no assurances that the company will be able to achieve and sustain the necessary cash flow to conduct day to day operations.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. Issuer Repurchase of Securities/Prepayment of Notes. The Company has the right to repay principal and interest on the promissory notes at any time prior to the maturity date. If the Company repays principal and interest on the notes early, Investor will receive fewer interest payments than expected at purchase. A sale of the issuer or of assets of the issuer. As a noteholder with no voting rights, the Investor will have no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the management of the Company to manage the Company so as to maximize value for unitholders and ensure full payment of noteholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the management of the Company. If the management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the amount received will be sufficient to repay Investor and other noteholders. Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and management of the Company will be guided by their good faith judgment as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the promissory notes will likely hold a minority position in the Company and will have no voting rights in the Company, and thus will be limited as to its ability to control or influence the governance and operations of the Company. The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its management, and the Investor will have no independent right to name or remove an officer or member of the management of the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the principal unitholder(s) may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of the principal unitholder(s), and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the principal unitholder(s) may change the terms of the operating agreement for the Company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The principal unitholder(s) also may force the Company to prepay the promissory notes before their maturity date. The principal unitholder(s) may make changes that affect the tax treatment of the Company in ways that are unfavorable to the Investor but favorable to them. The principal unitholder(s) may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. The principal unitholder(s) may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The principal unitholder(s) have the right to redeem their securities at any time. The principal unitholder(s) could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. The exit of the principal unitholder(s) may affect the value of the Company and/or its viability. Based on the factors described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The value of the promissory notes will be determined by the Company's senior management in accordance with U.S. generally accepted accounting principles. For example, the notes may be valued based on principal plus anticipated interest payments over the course of the term of the note.

Company

Eliot's Adult Nut Butters LLC

- Oregon Limited Liability Company
- Organized October 2013
- 2 employees

39 NE Thompson St.
Portland OR 97212

http://eliotsadultnutbutters.com/

Business Description

Refer to the Eliot's Adult Nut Butters profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Eliot's Adult Nut Butters is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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SPICY THAI PEANUT BUTTER
THE BOLDER NUT BUTTER
NUT BUTTERS
GARAM MASALA PEANUT BUTTER
THE BOLDER NUT BUTTER
NUT BUTTERS
HONEY CHIPOTLE PEANUT BUTTER
THE BOLDER NUT BUTTER
HARISSA CASHEW BUTTER
THE BOLDER NUT BUTTER

...

Michael Kanter

Founder at Eliot's Adult Nut Butters

Eliot's Adult Nut Butters • Beloit College

Portland, Oregon • 280

Send InMail

Founder of Eliot's Adult Nut Butters. Name any aspect of the business and I do it. As a small business I wear many hats and love every minute of it.

Media (1)


ELIOT'S ADULT NUT BUTTERS
SPICY THAI PEANUT BUTTER
ELIOT'S ADULT NUT BUTTERS
GARAM MASALA PEANUT BUTTER
ELIOT'S ADULT NUT BUTTERS
HONEY CHIPOTLE PEANUT BUTTER

Eliot's Adult Nut Butters

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Experience

Founder
Eliot's Adult Nut Butters
Nov 2013 – Present • 3 yrs 11 mos
Portland, Oregon Area

Founder of a savory flavored nut butter company. I make the boldest and most flavorful nut butters on the market.

Produce Production Specialist
Whole Foods Market
May 2013 – Aug 2014 • 1 yr 4 mos
Portland, Oregon Area

Responsibilities included keeping value added stocked with fresh items, rotating product, anticipating inventory needs and ordering product. Additionally was tasked with streamlining and implementing systems to increase efficiencies and production output.

Grill Cook
Levant
Nov 2012 – Apr 2013 • 6 mos
Portland, Oregon Area

Grill Cook
Ping
Jun 2012 – Dec 2012 • 7 mos
Portland, Oregon Area

Grill Cook
clarklewis
Oct 2011 – Jun 2012 • 9 mos
Portland, Oregon Area

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Education

Beloit College
B.A., Political Science
2002 – 2006

Political Science Major with a focus on International Affairs

Featured Skills & Endorsements

Microsoft Office · 3	**Mike Whitehead and 2 connections** have given endorsements for this skill
Public Speaking · 3	**Mia Blankensop and 2 connections** have given endorsements for this skill
Event Planning · 3	**Sarah Waldbott, MPA and 2 connections** have given endorsements for this skill

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Accomplishments

1 **Language**
Hebrew

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